Exhibit 99.4

August 19, 2015

Board of Directors

Charter Communications, Inc.

400 Atlantic Street

Stamford, Connecticut 06901

Re:	Amendment No. 3 to Registration Statement on Form S-4 of CCH I, LLC (to be converted into CCH I, Inc.) to be filed with the Securities and Exchange Commission as of the date hereof (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to (i) our opinion letter, dated May 23, 2015, as to the fairness from a financial point of view to the holders (other than the Liberty Related Entities (as defined therein) and Time Warner Cable Inc. (“TWC”) and their respective affiliates) of Class A common stock, par value $0.001 per share (the “Shares”), of Charter Communications, Inc. (“Charter”), of the Charter Exchange Ratio (as defined therein) pursuant to the Agreement and Plan of Mergers, dated as of May 23, 2015 (the “Merger Agreement”), among TWC, Charter, CCH I, LLC, a wholly-owned subsidiary of Charter that will convert into a corporation and become the parent of Charter in connection with the transactions contemplated by the Merger Agreement (“New Charter”), Nina Corporation I, Inc., a wholly owned subsidiary of New Charter, Nina Company II, LLC, a wholly owned subsidiary of New Charter, and Nina Company III, LLC, a wholly owned subsidiary of New Charter, and (ii) our opinion letter, dated May 23, 2015, as to the fairness from a financial point of view to Charter, taking into account, among other things, the issuance to Liberty Broadband Corporation of shares of New Charter Common Stock (as defined therein) pursuant to Section 2.1(a) of the Stockholders Agreement (as defined therein) and the amounts and timing of the payments estimated by Charter to be payable under the tax receivables agreement contemplated under the “Tax Matters Agreement” in the Term Sheet (as defined therein), of the Aggregate Consideration (as defined therein) to be paid for the Bright House Business (as defined therein) pursuant to the Contribution Agreement, dated as of March 31, 2015, as amended by Amendment No. 1 thereto, as of May 23, 2015 (such agreement, as so amended, the “Contribution Agreement”), by and between Advance/Newhouse Partnership, A/NPC Holdings LLC (for limited purposes), and New Charter (together, our “Opinion Letters”).

Our Opinion Letters were provided for the information and assistance of the Board of Directors of Charter in connection with its consideration of the transactions contemplated by the Merger Agreement and the Contribution Agreement. We understand that Charter has determined to include our Opinion Letters in the Registration Statement. In that regard, we hereby consent to the references to our Opinion Letters under the captions “SUMMARY – Opinion of Charter’s Financial Advisors”, “THE TRANSACTIONS – Background of the Mergers and Other Transactions”, “THE TRANSACTIONS – Charter’s Reasons for the Mergers and Other Transactions; Recommendation of the Charter Board of Directors” and “THE TRANSACTIONS – Opinion of Charter’s Financial Advisors”, and to the inclusion of our Opinion Letters as Annexes to the Proxy Statement/Prospectus

included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that neither of our Opinion Letters is to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)